NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2021
FIRST QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (April 23, 2021) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited first quarter financial results for 2021, reporting net income of $20.9 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending March 31, 2021, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors has declared a dividend equal to an annual yield of 1.54 percent, the daily average of the Secured Overnight Financing Rate for the first quarter of 2021 plus 150 basis points. The dividend, based on average stock outstanding for the first quarter of 2021, will be paid on May 4, 2021. As always, dividends remain at the discretion of the board.

“The Bank’s financial performance in the first quarter was steady and supported a dividend payment to our members equal to our target of SOFR plus 150 basis points,” said President and Chief Executive Officer Edward A. Hjerpe III. “Interest income remained muted as we experienced a moderate further decline in advances and continued historically low interest rates. Despite the ongoing challenging environment, the Bank continues to fulfill its mission of providing liquidity and funding to our members and supporting affordable housing and economic development throughout New England.”

First Quarter 2021 Operating Highlights

The Bank’s overall results of operations are influenced by the economy and financial markets and, in particular, by members' demand for advances. During the first quarter of 2021, interest rates remained significantly below pre-pandemic levels and we experienced a moderate reduction in demand for advances from our members. Depository member institutions continued to report significantly elevated deposit balances, which has reduced demand for our advances and other forms of wholesale funding.

Net income for the quarter ending March 31, 2021, was $20.9 million, compared with net income of $41.7 million for the same period in 2020. The decrease in net income for the quarter was primarily due to a reduction of net unrealized gains (losses) on trading securities of $61.0 million, a decrease in gains on sales of held-to-maturity securities of $40.7 million, and an increase in losses on early extinguishment of debt of $3.4 million. These decreases to net income were offset by a decrease of $51.7 million in net losses on derivatives and hedging activities, and an increase of $30.4 million in net interest income after provision for credit losses. These results led to a $2.3 million statutory contribution to the Bank's Affordable Housing Program for the quarter. In addition, the Bank made a voluntary contribution of $3.1 million to the Affordable Housing Program.

Net interest income after provision for credit losses for the three months ended March 31, 2021, was $61.5 million, compared with $31.0 million for the same period in 2020. The $30.4 million increase in net interest income after provision for credit losses was driven by the substantial net interest margin and net interest rate spread expansion as further discussed in the paragraph below, and a $975.9 million increase in the average balance of U.S. Treasury obligations held as investment securities, partially offset by reductions to net interest income resulting from a $17.3 billion decrease in the average balance of advances, a $1.9 billion decrease in the average balance of mortgage-backed securities, and a $686.5 million decrease in the average balance of mortgage loans.

Net interest spread was 0.63 percent for the quarter ended March 31, 2021, a 51-basis-point increase from the same period in 2020, and net interest margin was 0.68 percent, a 48-basis-point increase from the same period in 2020. The increase in both net interest spread and net interest margin mainly reflect several positive factors, including:
•significant increase in long-term interest rates during the quarter which led to an increase in net unrealized gains from fair value hedges and a decrease in net amortization of premium on mortgage-backed securities;
•the absence of margin compression on liquidity investments following the sudden interest-rate cuts by the Federal Open Market Committee in the first quarter of 2020; and
•a $6.9 million increase in prepayment fee income on advances(1).

These positive factors were partially offset by a $5.3 million decrease in accretion of significant improvement in projected cash flows resulting from sales of previously impaired private-label MBS as all private-label MBS were sold in 2020. In addition, net interest margin was negatively affected by lower income from investing the Bank’s capital in the ultra-low short-term interest rate environment.

Net losses on derivatives and hedging activities for the three months ended March 31, 2021, totaled $848 thousand, compared with $52.6 million for 2020. The $848 thousand net losses for the current year consisted of $7.1 million of interest expense on economic hedges offset by $6.3 million unrealized gains from changes in fair value on economic hedges. Additionally, losses on trading securities totaled $14.8 million for the three months ended March 31, 2021. Together, these realized and unrealized gains and losses provided an economic offset primarily to interest income from trading securities, which totaled $17.3 million for the three months ended March 31, 2021.

For the three months ended March 31, 2021, losses on early retirement of debt totaled $3.4 million, which served to offset prepayment fees earned on prepaid advances and is reflected in other income (loss).

March 31, 2021 Balance-Sheet Highlights

Total assets decreased $1.8 billion, or 4.6 percent, to $36.7 billion at March 31, 2021, down from $38.5 billion at year-end 2020. During the three months ended March 31, 2021, advances decreased $2.0 billion, or 10.7 percent, to $16.8 billion, compared with $18.8 billion at year-end 2020.

Total investments were $15.5 billion at March 31, 2021, up from $13.3 billion at the prior year end, primarily attributable to a $2.4 billion increase in U.S. Treasury obligations. Investments in mortgage loans totaled $3.7 billion at March 31, 2021, a decrease of $203.9 million from year-end 2020 driven by increased mortgage refinancing activity amid continued low mortgage rates. Cash and due from banks totaled $207.1 million at March 31, 2021, a decrease of $1.8 billion from the prior year end.

GAAP capital at March 31, 2021, was $2.7 billion, a decrease of $64.9 million from $2.8 billion at year-end 2020. During the first quarter of 2021, capital stock decreased by $85.5 million, primarily attributable to the decrease in advances. Total retained earnings grew by $15.5 million, or 1.0 percent, from December 31, 2020. Restricted retained earnings(4) remained at $368.4 million at March 31, 2021, as this amount exceeded one percent of the average daily balance of consolidated obligations. Accumulated other comprehensive income totaled $21.2 million at March 31, 2021, an increase of $5.1 million, or 31.5 percent, from December 31, 2020.

The Bank was in compliance with all regulatory capital ratios at March 31, 2021, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at December 31, 2020.(2)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	3/31/2021	12/31/2020	3/31/2020
ASSETS
Cash and due from banks	$207,099	$2,050,028	$806,985
Advances	16,798,082	18,817,002	45,076,223
Investments (3)	15,474,566	13,341,538	18,072,153
Mortgage loans held for portfolio, net	3,726,343	3,930,252	4,528,474
Other assets	470,633	322,215	417,030
Total assets	$36,676,723	$38,461,035	$68,900,865

LIABILITIES
Consolidated obligations, net	$32,631,627	$34,349,900	$64,268,839
Deposits	1,088,187	1,088,987	859,816
Other liabilities	239,845	240,195	280,969

CAPITAL
Class B capital stock	1,181,665	1,267,172	2,266,329
Retained earnings - unrestricted	1,145,756	1,130,222	1,116,001
Retained earnings - restricted (4)	368,420	368,420	357,148
Total retained earnings	1,514,176	1,498,642	1,473,149
Accumulated other comprehensive income (loss)	21,223	16,139	(248,237)
Total capital	2,717,064	2,781,953	3,491,241
Total liabilities and capital	$36,676,723	$38,461,035	$68,900,865

Total regulatory capital-to-assets ratio	7.4%	7.2%	5.4%
Ratio of market value of equity (MVE) to par value of capital stock (5)	223%	210%	154%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	3/31/2021	12/31/2020	3/31/2020

Total interest income	$124,314	$138,084	$282,516
Total interest expense	64,056	77,692	252,165
Net interest income	60,258	60,392	30,351
Net interest income after provision for credit losses	61,484	61,826	31,035
Net unrealized (losses) gains on trading securities	(14,843)	(19,703)	46,120
Net (losses) gains on derivative and hedging activities	(848)	2,421	(52,558)
Realized net gain from sale of available-for-sale securities	—	4,373	—
Realized net gain from sale of held-to-maturity securities	—	—	40,733
Litigation settlements	—	25,998	—
Other (loss) income	(72)	(11,692)	3,302
Operating expense	16,090	22,702	18,122
Other expense	6,423	15,810	4,219
AHP assessment	2,323	2,474	4,636
Net income	$20,885	$22,237	$41,655

Performance Ratios: (6)
Return on average assets	0.23%	0.22%	0.27%
Return on average equity (7)	3.09%	3.14%	5.15%
Net interest spread	0.63%	0.57%	0.12%
Net interest margin	0.68%	0.60%	0.20%

(1)    Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.
(2)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 19, 2021 (the 2020 Annual Report).
(3)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.
(4)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account while restricted retained earnings is less than one percent of the average daily carrying value of consolidated obligations for the calendar quarter. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2020 Annual Report.
(5)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2020 Annual Report.
(6)    Yields for quarterly periods are annualized.
(7)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” “continue,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including effects on, among other things, mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the expected discontinuance of LIBOR and the adverse consequences it could have for market participants, including the Bank; the diffuse spread of COVID-19 and related negative effects on economic conditions and markets; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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